Exhibit 99.6

Consent of Director Nominee

Aureus Greenway Holdings Inc. is filing a registration statement on Form S-1 (Registration No. 333- ) (the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of common stock of Aureus Greenway Holdings Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Aureus Greenway Holdings Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Xinyue Jasmine Geffner
Name: Xinyue Jasmine Geffner